EXHIBIT 12.1


                       DONALDSON, LUFKIN & JENRETTE, INC.
       STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                               PREFERRED DIVIDENDS
                        (In thousands, except for ratio)


                                                                                                                  For the Six Months
                                                                    For the Years Ended                                  Ended
                                         ------------------------------------------------------------------------    -------------
                                             1995            1996           1997            1998            1999         6/00

  Earnings:
     Income before provision for
         income taxes                   $   298,500    $    473,800     $   661,100   $   600,500        $953,500    $   646,700

  Add: Fixed  Charges

     Interest(gross)                      2,699,769       2,865,800       4,012,209     4,501,242       4,839,810      3,478,960

       Interest factor in rents              22,064          25,515          29,351        38,517          52,563         30,994
                                         ----------    ------------     -----------   -----------   -------------    -----------

       Total fixed charges                2,721,833       2,891,315       4,041,560     4,539,759       4,892,373      3,509,954

  Add: Preferred dividends                   19,868          18,653          12,144        21,310          21,180         10,578

      Combined fixed charges and
        preferred dividends               2,741,701       2,909,968       4,053,704     4,561,069       4,913,553      3,520,532

  Earnings before fixed charges
   and  provision for income taxes      $ 3,020,333     $ 3,365,115     $ 4,702,660    $5,140,259     $ 5,845,873    $ 4,156,654
                                        ===========     ===========     ===========   ===========   =============    ===========

  Ratio of earnings to fixed charges
      and preferred dividends                  1.10            1.16            1.16          1.13            1.19           1.18
                                        ===========     ===========     ===========   ===========   =============    ===========